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                                                                   EXHIBIT 10.13

                      SEVERANCE AND CHANGE-IN-CONTROL PLAN
            FOR EXECUTIVES OF TROPICANA PRODUCTS, INC. AND AFFILIATES


                         (EFFECTIVE AS OF JUNE 18, 1998)



SECTION 1

Purpose

         Tropicana Products, Inc. (the "Company") has adopted the Severance and Change-in-Control Plan for Executives of Tropicana Products, Inc. (the "Plan") effective as of June 18, 1998, to encourage certain employees with important management responsibilities ("Executives") to remain with the Company by providing such Executives with fair and reasonable protection from the risk of termination under certain circumstances.


SECTION 2

Defined Terms

                  As used in this Plan, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

2.1 "Affiliate" means a person or entity controlling, controlled by, or under common control with the Company.

2.2 "Annual Target Bonus" means a Participant's Target Bonus under the Company's annual bonus plan or program, which figure shall not be less than the Annual Target as of the Effective Date of this Plan.

2.3 "Base Salary" means the Participant's annual rate of base salary in effect on (a) the Effective Date, (b) the date on which a Change in Control occurs or
(c) the Termination Date, whichever is highest.

2.4 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5      "Board" means the Board of Directors of the Company.
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2.6      "Cause" means any of the following:

         a.       insubordination;
         b.       willful misconduct
         c.       willful failure to correct inappropriate behavior;
         d. misappropriation of funds or property of the Company or an Affiliate;
         e. unreasonable neglect of or refusal of a Participant to carry out his or her job duties;
         f.       resignation;
         g.       abandonment of job;
         h.       failure to return from an approved leave of absence;
         i. conviction of a felony, or commission of any act rising to the level of a crime;
         j. failure to comply with the General Policies and Procedures for Worldwide Business Conduct; or
         k. refusal of a Participant to accept a comparable position (in pay and benefits) following the Change of Control, which position would not require Relocation.

2.7 "Change of Control" means the occurrence of any of the following events:

         a. any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities;

         b. during any period of 24 months (not including any period prior to the Effective Date), individuals who, at the beginning of such period, constitute the Board, and any new director, other than

                  (1) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in subparagraphs a, c, or d of this section,

                  (2) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change of Control, or

                  (3) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company's securities,
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                  whose election by the Board or nomination for election by the
                  Company's stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         c. the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation

                  (1) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, and

                  (2) after which no Person holds 20 percent or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity; or

         d. the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement or the sale or disposition by the Company of all or substantially all of the Company's assets.

2.8      "Code" means the Internal Revenue Code of 1986, as amended.

2.9 "Committee" means the committee comprised of the Senior Vice President Human Resources and other officer(s) of the Company who have been appointed by the Board to administer the Plan.

2.10 "Company" means Tropicana Products, Inc. and, after a Change in Control, any successor thereto.

2.11 "Competing Business" means any of the following:

         a. any business relating to the manufacture, distribution or sale of juice and/or juice beverage products, worldwide; or

         b. any business which is the same as or similar to any other business in which the Company and its Affiliates are engaged on the date of a termination of employment, within the same geographic area in which the Company and its Affiliates are engaged in such other business.

2.12     "Effective Date" is June 18, 1998.
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2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.14 "Participant" means an executive of the Company or an Affiliate who has been designated by the Committee for participation in this Plan.

2.15 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

2.16 "Plan" shall mean the Severance and Change-of-Control Plan for Executives of Tropicana Products, Inc. and Affiliates.

2.17 "Relocation" means a relocation of the Participant's primary place of business in excess of fifty miles from such place's current location (but excluding travel required by the Participant's position).

2.18 "Severance Pay Period" means the period, in months, during which the Participant receives salary and bonus continuation pursuant to Section 4 of the Plan.

2.19 "Target Bonus" means the individual Bonus payable to the Participant for the performance period in progress when a Termination Date occurs, calculated on the assumption that the Participant and the Company (or an Affiliate or those entities or business units within the Company or an Affiliate on whose performance the Participant's bonus depends) achieved the applicable target performance goals established under the applicable bonus plans with respect to such performance period. If no target performance goals for a particular performance period have been set as of the Termination Date, then the Target Bonus for such period shall be the target bonus for the immediately preceding applicable performance period.

2.20 "Term" shall have the meaning ascribed to such term in Section 3 of this Plan.

2.21 "Termination Date" shall have the meaning ascribed to such term in Section 4 of this Plan.

2.22 "Welfare Benefits" shall have the meaning ascribed to such term in Section 4 of this Plan.


SECTION 3

Effective Date; Participation

3.1 Effective Date. a. This Plan shall be effective as of June 18, 1998 and shall remain in effect for a period of three years.
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         b. Notwithstanding the foregoing, in the event of a Change in Control, this Plan shall terminate upon the earlier of the third anniversary of the Effective Date or the second anniversary of such Change in Control.

         c. For purposes of this Plan, "Term" shall mean the period during which the Plan remains effective pursuant to this Section 3.

3.2 Participation. a. There shall be no more than 95 Participants, whose entitlement to benefits and level of participation shall be determined by the Committee in accordance herewith.

         b. At the time an individual is selected for participation in the Plan, the Committee shall designate whether the Participant shall be entitled to receive severance benefits in accordance with Schedule A or with Schedule B hereto, and shall advise Participant of such designation.


SECTION 4

Severance Benefits

4.1 Severance Benefits. If a Participant's employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause (other than by reason of death or Disability) during the Term and following a Change in Control (the effective date of either such termination hereafter referred to as the "Termination Date"), such Participant shall be entitled to the benefits provided hereafter in this Section 4.

         a. Salary and Bonus Continuation. Subject to Section 4.2 and 4.3, following the Termination Date, the Company shall continue to pay to such Participant the amount of salary and bonus described in Schedule A or B attached hereto, as determined by the Committee, for the period of time set forth in such Schedule A or B, as applicable ("Severance Pay Period").

         b. Pro-Rata Annual Target Bonus. Within a reasonable time after the Termination Date, the Company shall pay such Participant a lump sum amount, in cash, equal to such Participant's Annual Target Bonus, multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which shall equal 365.

         c. Deferred Compensation Plan Payment. The Company shall pay such Participant all amounts, if any, previously deferred under the Company's deferred compensation plan (or any successor plan(s)) but not yet paid, in such form as elected by the Participant under such plan(s).

         d. Continued Welfare Benefits. For the Severance Pay Period, the
Company shall provide such Participant with medical, dental and life insurance benefits at the level provided to the Participant immediately prior to the Termination Date; provided, however, that if the
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Participant becomes employed by a new employer, the Participant's coverage under the applicable Company plans shall continue, but the Participant's coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer. The Participant shall pay any employee contribution required under the applicable plans as in effect immediately prior to the Termination Date.

         e. Payment of Accrued But Unpaid Amounts. After the Termination Date, the Company shall pay the Participant earned but unpaid compensation, including, without limitation, any unpaid portion of any bonus accrued with respect to the full fiscal year ended prior to the Termination Date, at the same time as otherwise would have been paid.

         f. Outplacement Counseling. For the one year period following the Termination Date, the Company shall reimburse all reasonable expenses incurred by the Participant for professional outplacement services by qualified consultants selected by the Participant, up to 35% of the Participant's Base Salary.

4.2 Offset of Severance Payments. Notwithstanding the foregoing, if the Participant is entitled to receive severance benefits from the Company or an Affiliate under any other agreement (including offer letters or other letter agreements), plan or statute, any payments actually made under this Section 4 will be offset by any payments otherwise due under such agreement (including offer letters or other letter agreements), plan or statute.

4.3 Parachute Limitation. Notwithstanding the foregoing, if any amount or distribution by the Company to or for the benefit of the Participant (whether or not paid or distributed pursuant to the terms of this Plan or otherwise) (a "Payment") would subject the Participant to an excise tax under Section 4999 of the Code (such excise tax, together with any interest and penalties thereon, hereinafter referred to as the "Excise Tax") on "excess parachute payments", as defined in Section 280G of the Code, the amounts payable under Section 4 (and any other necessary amounts) shall be reduced by the smallest amount necessary to avoid the imposition of the Excise Tax.

4.4 Pension and 401(k) Plans. After the Termination Date, the participant will no longer accrue pension credit nor be able to contribute to his/her 401(k) plan.


SECTION 5

Mitigation

         A Participant shall not be required to mitigate damages or the amount of any Payment provided for under this Plan by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Plan. Benefits under the Plan shall be offset by any amounts owed the Company or an Affiliate, such as expense advances and the value of property which has not been returned, etc., and as set forth in Section 4.2.
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SECTION 6

Termination for Cause

         Nothing in this Plan shall be construed to prevent the Company or an Affiliate from terminating a Participant's employment for Cause. If the Participant is terminated for Cause, the Company shall have no obligation to make any Payments under this Plan, except for Payments that are otherwise required to be paid under then-existing employee benefit plans, programs and arrangements of the Company or the applicable Affiliate.


SECTION 7

Conditions of Payment Under the Plan

         Payments to a Participant under this Plan are subject to the following conditions, any breach or violation of which will result in the forfeiture by the Participant of payments hereunder and the imposition by the Company of such other relief, including injunctive relief, as the Board deems necessary in accordance with the terms of this Plan:

7.1 Confidential Information. During and after the period of a Participant's employment with the Company or an Affiliate, the Participant will regard and preserve as confidential all Proprietary Information (as hereinafter defined) pertaining to the business and affairs of the Company or any current or future Affiliate that will be obtained by the Participant in the course of his or her employment, whether he or she has such information in his or her memory or in writing or in any other physical form, except (x) while employed by the Company or an Affiliate in the business of and for the benefit of the Company or an Affiliate, or (y) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company or an Affiliate, or by any administrative body or legislative body (including a committee thereof) with authority to order Participant to divulge, disclose or make accessible such Proprietary Information. An Participant shall not, without the prior written consent of the Company, otherwise divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity, or use for his or her benefit or purposes, any Proprietary Information concerning the business or affairs of the Company or an Affiliate. This obligation of confidentiality shall not extend, however, to information which:

         a. was known by the Participant on a nonconfidential basis prior to its receipt by such Participant from the Company or an Affiliate;

         b. is now, or hereafter becomes, generally available to the public through no fault of the Participant; or

         c. is rightfully provided to the Participant without restriction from a third party, which third party possessed such information without restriction.
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7.2 Proprietary Information. For purposes of this Plan, Proprietary Information shall include any information relating to the business or the affairs of the Company or an Affiliate that has not previously been publicly released by duly authorized representatives of the Company and shall include but not be limited to "insider" information about the Company or an Affiliate that might be important to a reasonable investor who is deciding whether to buy, sell or hold securities, information encompassed in all drawings, designs, computer programs, strategic business plans, raw materials standards and specifications, product development materials, research, proposals, marketing or sales plans, manufacturing processes, storage and distribution processes, customer buying habits and histories, financial information, profit margins, costs, pricing information, business contact information, customer information, employee information, such as employee lists, organization charts, personnel material, talent material, salary and bonus information, and any confidential work product developed by a Participant or at his or her direction during the course of such Participant's employment with the Company or an Affiliate.

7.3 Noncompetition. During (a) the period of an Participant's employment with the Company and for (b) the Participant's Severance Pay Period, the Participant shall not, without the prior written consent of the Company, directly or indirectly, serve, or enter into a relationship with, a Competing Business, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, in which any other person or entity is engaged. Nothing in this Section 7.3 shall be construed so as to preclude an Participant from investing in any publicly or privately held company, provided the Participant's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

7.4 Nonsolicitation. During (a) the period of a Participant's employment by the Company or an Affiliate and for (b) the Participant's Severance Pay Period, the Participant shall not, directly or indirectly, himself or herself or through others, solicit, entice away, canvass, employ or hire or cause to be solicited, enticed away, canvassed, employed or hired any employee of the Company or an Affiliate or any person employed by the Company or an Affiliate during the preceding two years (the "Protected Employees"), nor shall a Participant directly or indirectly, himself or herself or through others, solicit, entice, or induce any Protected Employee to terminate his or her employment by, or contractual relationship with, the Company or an Affiliate or authorize, approve or assist in the taking of any such actions by any other person.

7.5 Injunctive Relief. If any court of competent jurisdiction finds that any of the provisions of this Section 7 are not legally enforceable, such court shall excise or modify the offending provision or provisions of this Section 7 to the least degree required by law or equity and shall thereafter enforce such provision as so excised or modified. In addition, inasmuch as any breach or violation of the preconditions contained in this Section 7 would irreparably injure the Company or an Affiliate, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under this Plan and obtain an injunction against the Participant from any court having jurisdiction over the matter restraining any further violation of the provisions of this Plan by the Participant.
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7.6 Obligation to Inform. Participant will inform any subsequent employer of his obligations under this Section 7 of the Plan.


SECTION 8

Source and Payment of Benefits

         This Plan is unfunded and benefits hereunder shall be paid by the Company from its general assets. Except where otherwise stated, benefits under this Plan shall be paid in monthly installments.


SECTION 9

Disputes

         Except with respect to any disputes or controversies arising under
Section 7 of this Plan, which shall be settled exclusively in a court of competent jurisdiction, any dispute or controversy arising under or in connection with this Plan or a final denial of claim hereunder shall be settled exclusively by arbitration in the state of the Company's headquarters, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Plan in any court having jurisdiction.


SECTION 10

Withholding

         The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Participant hereunder.


SECTION 11

Amendment and Termination of Plan

11.1 Following the initial Term, the Board may, at any time or from time to time, amend the Plan in such respect as the Board may deem appropriate.

11.2 No amendment of the Plan shall, without the Participant's consent, impair any of the rights or obligations under any benefits theretofore accrued or payable to an Participant under the Plan.

11.3 The Plan shall automatically terminate at the end of its Term, pursuant to
Section 3.
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SECTION 12

Administration

         This Plan shall be administered by a Committee, comprised of the Company's Senior Vice President Human Resources and other officer(s) appointed by the Board. The Committee shall make the rules and regulations necessary to administer the Plan, and shall have the full discretionary authority and responsibility to determine eligibility for benefits and the amount of such benefits, to designate whether a Participant shall receive benefits in accordance with Schedule A or Schedule B, and to construe the terms of this Plan. The determinations and constructions of the Committee shall be final and binding, unless found by a court of competent jurisdiction to be arbitrary and capricious.


SECTION 13

Miscellaneous Provisions

13.1 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of choice of law thereof.

13.2 The Plan Does Not Confer Rights to Assets. Neither a Participant nor his or her beneficiary, heir(s), legal representative, successor(s) or assign(s) shall have any rights to or interest in any specific asset of the Company.

13.3 Plan Expenses. Any expenses of administering the Plan shall be borne by the Company.

13.4 Successors and Assigns. Except as otherwise provided herein, this Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Company and the Participant and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Plan shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 13.4 shall continue to apply to each subsequent employer of the Participant hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

13.5 No Implied Employment. Nothing contained in this Plan, nor any decision as to the eligibility for severance pay or the determination of the amount of any benefits hereunder, shall be construed to confer upon any terminated Participant or any other individual any right to be retained in the employ of the Company or to be rehired, and the right and power of the
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Company to dismiss or discharge any Participant or any other individual for any reason is specifically reserved. Except as expressly provided, no Participant or any person claiming under or through such Participant shall have any right or interest in this Plan, or in any benefit hereunder.

13.6 No Assignment or Alienation of Benefits. The benefits payable under this Plan shall not be subject to assignment or alienation by the Terminated Participant or his or her beneficiaries, nor shall the benefits be subject to attachment. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void; no such interest shall be in any manner subject to levy, attachment or other legal process to enforce payment of any claim against a Participant, except to the extent required by law.

13.7 Invalidity. In the event any provision of this Plan is held to be illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.
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                                   SCHEDULE A




                  Cash Payments equal to two times the sum of:

                           (a) Executive's Base Salary; and
                           (b) Executive's Annual Target Bonus,

         payable monthly over 24 months, beginning with the calendar month following the Termination Date.
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                                   SCHEDULE B

                  Cash Payments equal to one and one-half times the sum of:

                  (a)  Executive's Base Salary; and
                  (b)  Executive's Annual Target Bonus

         payable monthly over 18 months, beginning with the calendar month following the Termination Date.